PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-36490
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                             [UTILITIES HOLDRS logo]



                        1,000,000,000 Depositary Receipts
                           Utilities HOLDRS (SM) Trust


          This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

          The share amounts specified in the table in the "Highlights of Utilities HOLDERS" section of the base prospectus shall be replaced with the following:

                                                                       Share        Primary
                  Name of Company                          Ticker     Amounts    Trading Market
          ---------------------------------------------- ---------- ----------- ----------------
          American Electric Power Company, Inc.              AEP        14           NYSE
          Centerpoint Energy, Inc.                           CNP        13           NYSE
          Consolidated Edison, Inc.                           ED         9           NYSE
          Dominion Resources, Inc.                            D         11           NYSE
          Duke Energy Corporation (New Holding Company)      DUK        30           NYSE
          Dynegy, Inc.                                       DYN        12           NYSE
          Edison International                               EIX        15           NYSE
          El Paso Corporation                                 EP        10           NYSE
          Entergy Corporation                                ETR        10           NYSE
          Exelon Corporation                                 EXC        30           NYSE
          FirstEnergy Corporation                             FE        10           NYSE
          FPL Group, Inc.                                    FPL        16           NYSE
          PG&E Corporation                                   PCG        17           NYSE
          Progress Energy, Inc.                              PGN         7           NYSE
          Public Service Enterprise Group Incorporated       PEG        10           NYSE
          Reliant Energy, Inc.                               RRI     10.251839       NYSE
          The Southern Company                                SO        29           NYSE
          Texas Utilities Company                            TXU        24           NYSE
          The Williams Companies, Inc.                       WMB        20           NYSE

-------------------

          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2006.